UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 19, 2013

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3285 Northwood Circle, Eagan Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (651) 288-2979

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On February 19, 2013, SGS Netherlands Investment Corporation B.V. (the “Company”), a wholly-owned indirect subsidiary of Stream Global Services, Inc. organized under the laws of the Netherlands, entered into an Agreement (the “Agreement”) for the sale and purchase of the entire issued share capital of LBM Holdings Limited, a United Kingdom company limited by shares (“LBM”), with certain persons named therein (the “Sellers”) (the “Transaction”).

As part of the Transaction , the Company is acquiring all of the shares in LBM, and is also acquiring LBM’s interests in its two subsidiaries, LBM Holdings (U.K.) Limited (“LBM UK”) and LBM Direct Marketing Limited (together with LBM and LBM UK, the “Group”), for a purchase price of approximately £29 million.  The total purchase price is based upon a locked box calculation, with standard covenants provided against leakage in the period from the Locked Box Date (October 31, 2012) until the closing of the Transaction.

Simultaneous with the signing of the Agreement, the Company has placed a deposit in the amount of 20% of the purchase price, or £5.8 million, in an escrow account which will be released to the Sellers on closing.  Upon closing of the Transaction, £2m of the sale proceeds will be placed in escrow and will be released after four months, subject to any claims being made by the Company against the Sellers during such four month period.

Pursuant to the terms of the Agreement, the Warrantors (as defined in the Agreement) are subject to non-competition and non-solicitation restrictions for a period of 2 years from the date of the Transaction closing. The Sellers affiliated with ISIS Equity Partners (as set forth in the Agreement) are subject to non-solicitation restrictions for a period of 18 months from the date of the Transaction closing.

The Agreement contains customary pre-closing covenants with a termination right for the Company if (i) there is a material breach of the pre-closing covenants or (ii) a breach of those warranties relating to title to the shares in LBM and capacity to enter into the Agreement.  The Transaction is currently scheduled to close on February 25, 2013, although the parties to the Agreement may agree to a different date.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Group or the Company.  The Agreement contains warranties that the Warrantors made to and solely for the benefit of the Company, and such warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  The assertions embodied in the warranties in the Agreement are qualified by information in a disclosure letter that the Warrantors delivered in connection with the execution of the Agreement.  Accordingly, investors and security holders should not rely on the warranties as characterizations of the actual state of facts.  Moreover, information concerning the subject matter of the warranties may change after the date of the Agreement.

Item 9.01.                                        Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description

2.1

Agreement for the sale and purchase of Shares in the share capital of LBM Holdings Limited, dated as of February 19, 2013, by and among SGS Netherlands Investment Corporation B.V. and the sellers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.

Date: February 22, 2013

	By:	/s/ Matthew A. Ebert
	Name:	Matthew A. Ebert
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement for the sale and purchase of Shares in the share capital of LBM Holdings Limited, dated as of February 19, 2013, by and among SGS Netherlands Investment Corporation B.V. and the sellers named therein.